PLAN PURSUANT TO RULE 18f-3
                           ---------------------------


         Each of the First Investors funds listed on Schedule A, as amended from time-to-time (each a "Fund" and, collectively, the "Funds"), hereby adopt this Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), to address the differing requirements and preferences of potential investors.

A.       CLASSES OFFERED. The Funds offer the following classes of shares:

         1. CLASS A. Class A shares of each Fund, other than First Investors Cash Management Fund and First Investors Tax-Exempt Money Market Fund (the "Money Market Funds") are sold with an initial sales charge, which is reduced for certain purchases. Under certain circumstances Class A shares of the Funds are sold at net asset value, without an initial sales charge, subject to a contingent sales charge ("CDSC") of 1.00% for 24 months. Pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act ("12b-1 Plan"), Class A shares are subject to a 12b-1 fee in an amount up to an annual rate of 0.30% of each Fund's average daily net assets attributable to Class A shares, of which no more than 0.25% may be paid as a service fee and the balance thereof paid as an asset-based sales charge. These 12b-1 fees are paid to First Investors Corporation ("FIC") as compensation for distribution-related expenses or shareholder services.

         2. CLASS B. Class B shares are sold without an initial sales charge, but are generally subject to a CDSC which declines in steps from 4% to 0% during a six-year period. At the time of redemption, the CDSC will be imposed on the lower of net asset value or the purchase price. The CDSC is waived for certain purchases. Class B shares automatically convert into Class A shares after eight years on the basis of their relative net asset values. Pursuant to a 12b-1 Plan, Class B shares pay a 12b-1 fee in an amount up to an annual rate of 1.00% of each Fund's average daily net assets attributable to Class B shares, of which no more than 0.25% may be paid as a service fee and the balance thereof up to 0.75% paid as an asset-based sales charge. These 12b-1 fees are paid to FIC as compensation for distribution-related expenses or shareholder services.


B. EXPENSES. The expenses of the Funds that cannot be attributed to any one Fund generally are allocated to each Fund based on the relative net assets of the Funds. Certain expenses that may be attributable to a particular Fund, but not a particular Class, are allocated based on the relative daily net assets of each Class. Finally, certain expenses may be attributable to a particular Class of shares of a Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.


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         Examples of Class  Expenses  may  include,  but are not limited to, (1)
12b-1 fees, (2) transfer agent fees identified as being attributable to a specific Class, (3) stationery, printing, postage, and delivery expenses related
to  preparing  and   distributing   materials  such  as   shareholder   reports,
prospectuses, and proxy statements to current shareholders of a Class, (4) Blue Sky registration fees incurred by a Class, (5) Securities and Exchange Commission registration fees incurred by a Class, (6) expenses of administrative and personnel services as required to support the shareholders of a Class; (7) trustees' fees or expenses incurred as a result of issues relating to one Class,
(8) accounting expenses relating solely to one Class, (9) auditors' fees, litigation expenses, and legal fees and expenses relating to a Class, and (10) expenses incurred in connection with shareholders meetings as a result of issues relating to one Class.

C. CLASS DIFFERENCES. Other than the differences as a result of the Class A and Class B 12b-1 Plans and certain shareholder purchase privileges available to Class A shareholders (as discussed in the prospectus for each Fund), there are no material differences in the services offered to each Class. This Rule 18f-3 Plan is qualified and subject to the terms of the then current prospectus for the applicable Fund; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes set forth in this Plan. The prospectus for each Fund contains additional information about the Classes.

D.      EXCHANGE  FEATURE.  Exchanges  are  not  permitted  between the Classes.
However, each   Class  offers  exchange  privileges  within  that  Class.  These exchange privileges may be modified or terminated by a Fund.

Adopted: January 27, 2006.


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                           PLAN PURSUANT TO RULE 18f-3
                           ---------------------------

                                   SCHEDULE A
                                   ----------

                              CURRENT LIST OF FUNDS
                              ---------------------


First Investors Equity Funds
         First Investors Global Fund
         First Investors Blue Chip Fund
         First Investors Special Situations Fund
         First Investors Total Return Fund
         First Investors All-Cap Growth Fund
         First Investors Focused Equity Fund
         First Investors Growth & Income Fund
         First Investors Mid-Cap Opportunity Fund
         First Investors Value Fund

First Investors Income Funds
         First Investors Cash Management Fund
         First Investors Fund For Income
         First Investors Government Fund
         First Investors Investment Grade Fund

First Investors Tax Exempt Funds
         First Investors Insured Tax Exempt Fund II
         First Investors Insured Tax Exempt Fund
         First Investors Arizona Insured Tax Free Fund
         First Investors California Insured Tax Free Fund First Investors Colorado Insured Tax Free Fund
         First Investors Connecticut Insured Tax Free Fund First Investors Florida Insured Tax Free Fund
         First Investors Georgia Insured Tax Free Fund
         First Investors Maryland Insured Tax Free Fund
         First Investors Massachusetts Insured Tax Free Fund First Investors Michigan Insured Tax Free Fund
         First Investors Minnesota Insured Tax Free Fund First Investors Missouri Insured Tax Free Fund
         First Investors New Jersey Insured Tax Free Fund First Investors North Carolina Insured Tax Free Fund First Investors Ohio Insured Tax Free Fund
         First Investors Oregon Insured Tax Free Fund
         First Investors Pennsylvania Insured Tax Free Fund First Investors Virginia Insured Tax Free Fund
         First Investors Insured Intermediate Tax Exempt Fund First Investors Tax-Exempt Money Market Fund
         First Investors New York Insured Tax Free Fund